Exhibit 99.1

Computer Programs and Systems, Inc. Announces Second Quarter Results

    MOBILE, Ala.--(BUSINESS WIRE)--July 24, 2003--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI)

    Highlights:

    --  Net income increased 17.8%; revenues increased 13.7%;

    --  Fourth consecutive quarter of record cash collections;

    --  Positive free cash flow of $2.1 million; and

    --  Signed 19 new contracts.

    Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2003.
    According to David Dye, chief executive officer and president of CPSI, "Our business remains sound. During the second quarter, CPSI paid its first quarterly dividend, and we established new quarterly high marks for cash collections, free cash flow, and new customer contracts. Our competitive win rate is at an all time high. However, our company's results are being impacted by a sluggish economic environment in the community hospital marketplace based on weak Medicaid reimbursement trends and uncertain future Medicare reimbursement rates. In particular, this financial uncertainty affected cross-selling opportunities to our existing customer base in the quarter, and it also led to a lower-than-expected average contract size for our new customer signings. Looking forward, however, the demand for our products and services remains high, as is the understanding among community hospitals that future investment in information technology is necessary for improved patient safety, assistance with HIPAA compliance, and the achievement of an electronic medical record."
    Total revenues for the second quarter ended June 30, 2003, increased 13.7% to $19.9 million compared with total revenues of $17.5 million for the prior year. Net income for the quarter ended June 30, 2003, was $2.1 million, or $0.20 per diluted share, compared with pro forma net income of $1.8 million, or $0.18 per diluted share, for the prior year, representing increases of 17.8% and 11.1%, respectively.
    Total revenues for the six months ended June 30, 2003, increased 16.1% to $40.0 million compared with total revenues of $34.4 million for the prior year. Net income for the first half of 2003 was $4.2 million, or $0.40 per diluted share, compared with pro forma net income of $3.6 million, or $0.37 per diluted share, for the prior year, representing increases of 16.8% and 8.1%, respectively.
    Pro forma adjustments reflect the provision for income taxes as if the Company had been taxed as a C corporation for all periods presented. Excluding pro forma adjustments, net income before taxes for the second quarter ended June 30, 2003, was $3.4 million compared with net income before taxes of $2.9 million for the prior year. Net income before taxes for the first half of 2003 was $6.7 million compared with net income before taxes of $5.7 million for the prior year.
    Mr. Dye continued, "Our twelve month backlog as of June 30, 2003, was $59.9 million, made up of $17.7 million in non-recurring system purchases and $42.2 million in recurring payments in support, outsourcing, ASP and ISP contracts. For the third quarter of 2003, we anticipate total revenues of $18.5 to $19.5 million and net income of approximately $1.4 to $1.6 million, or $0.13 to $0.15 per diluted share. This projection represents a decrease from actual results for the third quarter ended September 30, 2002. Revenue and earnings during the period will be negatively impacted by the fact that the new system installations scheduled in the quarter are smaller than average in total deal size and include two ASP implementations, in which revenues are recognized over the life of the contracts. However, based on our increasing backlog and a healthy sales pipeline, we believe our long-term prospects for continued growth and solid financial performance are evident."
    A listen-only simulcast and replay of CPSI's second quarter conference call will be available on-line at www.cpsinet.com and www.companyboardroom.com on July 25, 2003, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with approximately 470 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare, and medical professionals provide system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.



                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                               Three Months Ended    Six Months Ended
                                     June 30,            June 30,
                                -----------------   -----------------
                                  2003      2002      2003      2002
                                -------   -------   -------   -------
Sales revenues:
 Systems sales                   $9,638    $8,914   $19,740   $17,714
 Support and maintenance          8,451     7,377    16,749    14,467
 Outsourcing                      1,819     1,220     3,494     2,251
                                -------   -------   -------   -------
   Total sales revenues          19,908    17,511    39,983    34,432

Cost of sales:
 Systems sales                    6,501     6,313    13,634    12,360
 Support and maintenance          4,017     3,275     7,928     6,506
 Outsourcing                      1,070       724     2,064     1,348
                                -------   -------   -------   -------
   Total cost of sales           11,588    10,312    23,626    20,214
                                -------   -------   -------   -------
   Gross profit                   8,320     7,199    16,357    14,218

Operating expenses:
 Sales and marketing              1,668     1,327     3,036     2,673
 General and administrative       3,344     3,109     6,788     5,984
                                -------   -------   -------   -------
   Total operating expenses       5,012     4,436     9,824     8,657
                                -------   -------   -------   -------

   Operating income               3,308     2,763     6,533     5,561
Interest income, net                 48        42        93        70
Other                                18        63        57       109
                                -------   -------   -------   -------
   Net income before taxes        3,374     2,868     6,683     5,740
Provision for income taxes        1,262      (448)    2,500      (448)
                                -------   -------   -------   -------
   Net income                    $2,112    $3,316    $4,183    $6,188
                                =======   =======   =======   =======

Basic earnings per share         $0.20                $0.40
                                =======             =======
Diluted earnings per share       $0.20                $0.40
                                =======             =======

Pro Forma Income Data:
Net income before
 taxes as reported                         $2,868              $5,740
Pro forma provision
 for income taxes                           1,075               2,158
                                          -------             -------
Pro forma net income                       $1,793              $3,582
                                          =======             =======
Pro forma basic
 earnings per share                         $0.18               $0.37
                                          =======             =======
Pro forma diluted
 earnings per share                         $0.18               $0.37
                                          =======             =======
Weighted average shares outstanding:
  Basic                          10,488     9,815    10,488     9,553
  Diluted                        10,544     9,829    10,556     9,560

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)
                                                    June 30,  Dec. 31,
                                                      2003      2002
                                                    -------   -------

                                ASSETS

Current assets:
 Cash and cash equivalents                           $8,389    $6,352
 Accounts receivable, net of allowance for doubtful
  accounts of $802 and $768 respectively             10,830    12,599
 Financing receivables, current portion                 821     1,341
 Inventory                                            1,242     1,615
 Deferred tax asset                                   1,099     1,006
 Prepaid expenses                                       451       328
 Prepaid income taxes                                   266      --
                                                    -------   -------
   Total current assets                              23,098    23,241

Financing receivables, long-term                      1,113       841
Property and equipment                                9,254     8,216
Accumulated depreciation                             (4,007)   (3,389)
                                                    -------   -------

   Total assets                                     $29,458   $28,909
                                                    =======   =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $1,094    $2,094
 Deferred revenue                                     1,619     2,348
 Sales and use tax payable                              274     1,258
 Accrued vacation                                     1,515     1,317
 Other accrued liabilities                            1,161     1,219
 Income taxes payable                                  --         194
                                                    -------   -------
   Total current liabilities                          5,663     8,430


Stockholders' equity:
 Common stock, par value $0.001 per share,
 30,000,000 shares authorized, 10,488,000
 shares issued and outstanding                           10        10
 Paid-in capital                                     17,259    17,259
 Deferred compensation                                 (200)     (225)
 Retained earnings                                    6,726     3,435
                                                    -------   -------
   Total stockholders' equity                        23,795    20,479
                                                    -------   -------

   Total liabilities and stockholders' equity       $29,458   $28,909
                                                    =======   =======


    CONTACT: Computer Programs and Systems Inc., Mobile
             M. Stephen Walker, 251-639-8100